PSC APPROVES ST. JOSEPH LIGHT & POWER/UTILICORP MERGER............
               PROPOSED REGULATORY PLAN REJECTED

     Jefferson City (December 14, 2000)---The Missouri Public Service Commission has approved the merger of St. Joseph Light & Power (SJLP) with UtiliCorp United, Inc. (UtiliCorp). The Commission determined, based upon a thorough review of the testimony received in this case, that the proposed merger would not be detrimental to the public interest, the standard that is applied to merger cases.
    While the Commission approved the merger proposal, it rejected UtiliCorp's proposed regulatory plan which called for a five year rate freeze. The Commission also deferred judgement on UtiliCorp's request to recover the acquisition premium (merger premium) stating that if UtiliCorp wanted to seek recovery of the merger premium in future rates, that issue would be addressed in a subsequent rate case. The merger premium is the amount of the purchase price above net book value paid by UtiliCorp for SJLP.
     Approval of the merger will have no affect on the current rates of SJLP customers. Under the merger proposal, SJLP will continue to operate as a division of UtiliCorp. The rates charged SJLP customers will be the rates SJLP currently has on file and approved by the Public Service Commission.
     UtiliCorp and SJLP had argued before the Commission that the proposed merger would not be detrimental to the public and would, in fact, be beneficial for the ratepayers of both companies.
     The Commission stated in its order: "SJLP is one of the smallest investor-owned, publicly traded, electric utilities in the country. While SJLP has been able to provide relatively low-cost, reliable power to its customers in the past, the changing structure of the electric power system may make it more difficult for SJLP to continue to provide low-cost power in the future."
     SJLP's difficulties in continuing to provide low cost power result from the advent of competition in the wholesale electric market. The price of purchased power is market driven and very volatile.
     "This volatility in the wholesale market," the Commission noted, "may place a small company, such as SJLP, at a disadvantage because it may lack sufficient financial resources to compete with larger utilities for purchased power. The merger of SJLP with UtiliCorp will permit SJLP's customers to be served by a substantially larger utility better able to compete in the wholesale energy market."

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     UtiliCorp, the Commission noted, has been an effective
player in the wholesale power market since 1996. On the other hand, SJLP does not have a wholesale marketing group dedicated to pursuing the wholesale market and does not have plans to create such a group. "Even if it wished to develop such a marketing group," the Commission noted, "as one of the smallest investor-owned electric utilities in the nation, SJLP's size and limited resource mix may make it costly to develop and sustain an effective wholesale marketing group."
     REGULATORY PLAN REJECTED: As part of the merger, UtiliCorp proposed a regulatory plan. Part of that plan called for rates of SJLP customers be frozen for five years. The Commission rejected this proposal stating that a rate freeze would be contrary to the Commission's statutory obligation to provide continuous regulation of the public utilities in Missouri.
To approve the five year freeze, which was not agreed to by the parties in this case, would deprive the Commission of "the legislatively imposed duty to adjust UtiliCorp's rates to meet changing conditions. The Commission will not agree to relinquish its statutory duties." Rate moratoriums authorized by the Commission in the past were the result of an agreement reached by the parties that was then submitted to the Commission for review and action.
     The Commission noted that to impose the rate freeze would prevent parties such as the Office of the Public Counsel and the PSC Staff from filing a complaint against the company seeking to challenge the reasonableness of the rates charged by an electric corporation. The Commission's order states that not only can the Commission not prevent appropriate parties from bringing a rate complaint during the five-year rate moratorium, it also cannot require UtiliCorp or even a future Commission to observe such a moratorium. The Commission also noted that significant change could occur in the electric industry over the next five years and a five-year rate moratorium would not be good public policy either from the perspective of UtiliCorp or its ratepayers.
     RECOVERY OF ACQUISITION PREMIUM: According to evidence filed in this case, UtiliCorp's shareholders agreed to pay
$23 a share to acquire SJLP's stock. That purchase price is approximately 36% above the trading value of SJLP's stock just before the merger was announced. UtiliCorp's offer creates an acquisition premium (merger premium) of approximately $92 million. In this case, UtiliCorp asked the Commission to authorize the company to recover, from SJLP's ratepayers, through rates, the acquisition premium it paid to purchase SJLP, to the extent that the ratepayers would benefit from savings arising from the merger.
     The Commission stated in its order that it will not prejudge a ratemaking factor outside of a rate case.
"The Commission will give due consideration to a proposal to provide for recovery of a merger premium if that proposal is presented in a rate case."
     St. Joseph Light & Power serves approximately 62,000 electric customers, approximately 6,400 natural gas customers and five industrial steam customers in northwest Missouri.
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